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                                                                       Exhibit 1
                                                                       ---------

                                   May 6, 2002

     This letter is intended to amend and restate the letter agreement dated April 15, 2002 relating to the terms under which Jonnie R. Williams ("Purchaser") agrees to purchase shares of the common stock, par value $.0001 (the "Common Stock") of Star Scientific, Inc. (the "Company") from the Irrevocable Trust #1 f/b/o Francis E. O'Donnell, Jr. (the "Trust").

     Upon full execution of this letter agreement, Purchaser shall purchase, and the Trust agrees to sell to Purchaser, the number of shares of Common Stock set forth opposite Purchaser's name below (the "Shares") at a purchase price of $1.00 per share.

     Katherine M. O'Donnell, Esquire as trustee under the Trust (the "Trustee") hereby represents and warrants to Purchaser on behalf of the Trust that:

     - the Trust is the record and beneficial owner of the Shares and has good title to the Shares, and upon consummation of the transactions contemplated by this letter agreement, Purchaser will acquire good title to the Shares, free and clear of any and all liens, claims or encumbrances;

     - the Trustee has full power and authority under the terms of the Trust to enter into this letter agreement and to perform the transactions contemplated hereby, including, without limitation the power and authority to sell the Shares to Purchaser upon the terms and conditions contained herein;

     - the Trustee has either been supplied with or has had access to information to which a reasonable investor would attach significance in making an investment decision to sell Common Stock, including, without limitation, the following: (a) The Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2001; (b) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 as amended on June 21, 2001; (c) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
          (d) the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on May 17, 2001; (e) the Company's Registration Statement on Form S-3 filed with the SEC on June 21, 2001; (f) the Company's Proxy Statement dated August 3, 2001, (g) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001; and (h) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

     - the Trustee has had the opportunity to ask questions and receive answers from knowledgeable individuals concerning the Company and its business so that, as a reasonable investor, the Trustee has been able to make an informed decision as to the advisability of the consummation of the transactions contemplated by this letter agreement, including, without limitation, information that the Company has relating to the introduction of its new smokeless tobacco products ARIVA(TM) and STONEWALL(TM) into the market, including the belief by the Company and Purchaser that the introduction of these new products could have a substantial


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          positive impact on the trading price of the Common Stock; and

     - the Trustee has relied solely upon the results of her own independent investigation with respect to the transactions contemplated by this letter agreement and the business and operations of the Company.

     Purchaser represents and warrants that:

     - Purchaser is acquiring the Common Stock for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same;

     - Purchaser is an accredited investor within the meaning of Rule 501(a) promulgated under the Securities Act, and, by virtue of Purchaser's experience in evaluating and investing in securities of companies similar to the Company, Purchaser is capable of evaluating the merits and risks of Purchaser's investment in the Company and has the capacity to protect his own interest;

     - Purchaser understands that the Shares that he is purchasing are characterized as "restricted securities" under the federal securities laws and that under such laws and applicable regulations, the Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that he is familiar with Rule 144 promulgated under the Securities Act as presently in effect and understands the resale limitations imposed thereby and by the Securities Act;

     - Purchaser understand that any certificates evidencing the Shares being purchased hereunder will bear the following legend:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OR OFFERED FOR SALE, UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT IS IN EFFECT WITH RESPECT TO SUCH SALE OR SUCH SALE MAY BE MADE PURSUANT TO RULE 144 OR SUCH REGISTRATION IS OTHERWISE NOT REQUIRED.

          and;

     - Purchaser has full power and authority to enter into and to perform this letter agreement and the transactions contemplated hereby.

     The Trustee agrees, on behalf of the Trust, that for six months (the "Restricted Period"), the Trust will not, and will exercise its best efforts to cause any individual or affiliate associated with the Trust to not, make any open market sales of Common Stock through any broker or dealer pursuant to Rule 144 promulgated under the Securities Act or otherwise. In consideration of the purchase of the Shares by Purchaser from the Trust, Dr. Francis E. O'Donnell, Jr.



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("O'Donnell"), beneficiary of the Trust, also agrees that during the Restricted
Period, he will not make any open market sales of Common Stock through any broker or dealer pursuant to Rule 144 promulgated under the Securities Act or otherwise.

     This letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia (without reference to the conflicts of law provisions thereof).

     All notices, requests, consents, and other communications under this agreement shall be in writing and shall be deemed delivered when received by the intended recipient at the address set forth below:

     If to the Trust and O'Donnell:     709 The Hamptons Lane
                                        Town and Country, Missouri  63017

     If to Purchaser:                   1 Starwood Lane
                                        Manakin-Sabot, Virginia 23103

     This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This agreement may be executed by facsimile signatures.



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         Please acknowledge your agreement with the terms above by signing in the space provided below.

                           Irrevocable Trust #1 f/b/o Francis E. O'Donnell, Jr.


                                  By:      /s/ Kathleen M. O'Donnell, Trustee
                                     ----------------------------------------
                                           Kathleen M. O'Donnell, Trustee


                                         /s/ Francis E. O'Donnell, Jr.
                                     -----------------------------------------
                                          Francis E. O'Donnell, Jr.

Accepted and Agreed to this 6th day of May, 2002

Purchaser:                                             Number of Shares
----------                                             ----------------
                                                       to be purchased
                                                       ---------------

Jonnie R. Williams                                     470,000

      /s/ Jonnie R. Williams
----------------------------------